Ex. 99.1

TO:	All Directors and Executive Officers of Northern Trust Corporation (the “Corporation”)

FROM:	Kim Soppi, Senior Vice President, Human Resources Benefits Manager

RE:	Notice of Blackout Period/Trading Prohibition

DATE:	February 23, 2017

This notice is to advise you, pursuant to Rule 104 of Regulation BTR adopted by the Securities and Exchange Commission under the authority of the Sarbanes-Oxley Act of 2002, of an upcoming blackout period under The Northern Trust Company Thrift-Incentive Plan (“TIP”). The blackout period is expected to begin at 3:00 PM Central Time on March 22, 2017 and end during the week of April 9-April 15, 2017.

Effective April 1, 2017, Fidelity Investments will become the recordkeeper for TIP, replacing the current recordkeeper, Aon Hewitt. The blackout period is necessary to facilitate the accurate transfer of TIP accounts and information from Aon Hewitt to Fidelity in connection with this change. Until this process is complete, participants and beneficiaries in TIP will be unable to direct or diversify investments in their TIP accounts, obtain loans or in-service withdrawals from their TIP accounts or request distributions from their TIP accounts upon termination of employment. This will result in a “blackout period” for TIP participants and beneficiaries.

The Sarbanes-Oxley Act of 2002 and Regulation BTR provide that during such a blackout period, a corresponding blackout period must be imposed on directors and executive officers, during which they may not purchase, sell or otherwise acquire or transfer an interest in any of the Corporation’s equity securities if the director or executive officer acquired such securities “in connection with his or her service or employment as a director or executive officer” of the Corporation. This prohibition applies to all equity securities of the Corporation held both inside and outside of TIP. In other words, during this blackout period, transactions of Corporation stock may not be effected in the open market by directors or executive officers. The prohibition applies to transactions involving your direct ownership, as well as those in which you have a direct or indirect pecuniary interest. This prohibition is in addition to other restrictions on trading activity that the Corporation may impose on its directors and executive officers, including those set forth in the Northern Trust Corporation Securities Transactions Policy and Procedures.

During the blackout period, you may obtain, without charge, information as to whether the blackout period has ended by contacting The Fidelity Service Center for Northern Trust, PO Box 770001, Cincinnati, OH 45277, or at 312-557-7593 or 800-807-0302. In addition, for a period of two years after the blackout period ends, you may obtain, without charge, the actual beginning and ending dates of the blackout period by contacting me by telephone at 312-444-4451 or by mail at Northern Trust Corporation, 50 S. LaSalle Street, M-6, Chicago, IL 60603.

If you have any questions about this notice, please contact me or The Fidelity Service Center for Northern Trust, as referenced above.